UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2023

CONN’S INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34956	06-1672840
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2445 Technology Forest Blvd., Suite 800 The Woodlands, Texas	77381
(Address of principal executive offices)	(Zip Code)

(936) 230-5899

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	CONN	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-balance Sheet Arrangement of a Registrant

Term Loan and Security Agreement

On February 21, 2023, Conn’s, Inc. (the “Company”), as parent and guarantor, Conn Appliances, Inc., Conn Credit I, LP and Conn Credit Corporation, Inc., as borrowers (the “Borrowers”), entered into a second-lien term loan and security agreement (the “Term Loan”) with Pathlight Capital LP, as administrative agent and collateral agent, JPMorgan Chase Bank, N.A., as lead arranger and sole bookrunner, and the financial institutions party thereto, as lenders (the “Lenders”). The Term Loan provides for an aggregate commitment of $100 million to the Borrowers pursuant to a three-year secured term loan credit facility, which was fully drawn on February 21, 2023. Outstanding loans under the Term Loan will bear interest at an aggregate rate per annum equal to the Term SOFR Rate (as defined in the Term Loan), subject to a 4.80% floor, plus a margin of 7.50%. The obligations of the Borrowers under the Term Loan are guaranteed by the Company and certain of the Borrowers’ subsidiaries. The Borrowers are required to make quarterly scheduled amortization payments of the Term Loan prior to the maturity thereof in an amount equal to $1.25 million. The Term Loan is secured by liens (subject, in the case of priority, to the liens under the Loan Agreement (as defined below)) on substantially all of the assets of the Borrowers and their subsidiaries, subject to customary exceptions.

Proceeds from borrowings made under the Term Loan may be used by the Borrowers for, among other things: (i) payment of fees and expenses associated with the closing of the Term Loan; (ii) payment of other outstanding indebtedness of the Borrowers under the Loan Agreement; and (iii) working capital and other lawful corporate purposes of the Borrowers and their subsidiaries in accordance with the Term Loan.

The Borrowers may elect to prepay all or any portion of the amounts owed under the Term Loan, subject to a prepayment fee. The Borrowers are required to make mandatory prepayments of amounts owed under the Term Loan in an amount equal to 100% of the proceeds received as a result of any of the following events, subject to certain adjustments: (i) the issuance of any equity securities by the Company that the Company contributes as additional common equity contributions to any Borrower; and (ii) the receipt by the Company, the Borrowers or any of their affiliates of any portion of the CARES Act Tax Refund Proceeds (as defined in the Term Loan), subject to a cap. Voluntary and mandatory prepayments will be applied to the remaining scheduled installments of principal due in respect of the Term Loan in the inverse order of maturity.

The Term Loan contains customary covenants regarding the Borrowers and their subsidiaries that are generally based upon and are comparable to those contained in the Loan Agreement including, without limitation: financial covenants, such as the maintenance of a minimum interest coverage ratio, subject to a covenant relief period through the fiscal quarter ending April 30, 2024, and a maximum leverage ratio; and negative covenants, such as limitations on indebtedness, liens, mergers, asset transfers, certain investing activities and other matters customarily restricted in such agreements. Most of these restrictions are subject to certain minimum thresholds and exceptions. The Term Loan also contains customary events of default, including, without limitation, payment defaults, material inaccuracy of representations and warranties, covenant defaults, bankruptcy and insolvency proceedings, cross-defaults to certain other agreements, and change of control.

Second Amendment to Loan and Security Agreement

On February 21, 2023, the Company, the Borrowers, the guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the required lenders party thereto entered into the second amendment (the “Amendment”) to the fifth amended and restated loan and security agreement (the “Loan Agreement”). The Amendment, among other things, permits the Company and the Borrowers to enter into the Term Loan and made certain changes conforming to the Term Loan.

The foregoing descriptions of the Term Loan and the Amendment are a summary of the material terms of the Term Loan and the Amendment, do not purport to be complete and are qualified in their entirety by reference to the complete text of the Term Loan and the Amendment, copies of which are filed as Exhibit 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1*	Term Loan and Security Agreement, dated as of February 21, 2023, among Conn’s, Inc., as parent and guarantor, Conn Appliances, Inc., Conn Credit I, LP and Conn Credit Corporation, Inc., as borrowers, Pathlight Capital LP, as administrative agent and collateral agent, JPMorgan Chase Bank, N.A., as lead arranger and sole bookrunner, and the financial institutions party thereto, as lenders

10.2*	Amendment No. 2 to Fifth Amended and Restated Loan and Security Agreement, dated as of February 21, 2023, among Conn’s, Inc., as parent and guarantor, Conn Appliances, Inc., Conn Credit I, LP and Conn Credit Corporation, Inc., as borrowers, the guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the lenders party thereto, as lenders

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation 5-16. The registrant agrees to furnish supplementally to the Commission a copy of any omitted exhibits or schedule upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Conn’s, Inc.

Date: February 24, 2023	By:	/s/ Mark L. Prior
Senior Vice President, General Counsel & Secretary